Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of September 1, 2018 (the "Effective Date") by and among Community First Bancshares, Inc., a federally-charted corporation organized under the laws of the United States of America (the "Company"), Newton Federal Bank, a federally-chartered savings association organized under the laws of the United States of America (the "Bank" and together with the Company, the "Employer"), and Johnny S. Smith, a resident of the State of Georgia (the "Executive").

RECITALS:

WHEREAS, the Employer desires to employ the Executive on the terms and conditions set forth herein;

WHEREAS, the Executive desires to be employed by the Employer and is willing to enter into this Agreement in consideration of the agreements set forth below;

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the Employer and the Executive hereby agree as follows:

1.	Definitions.

Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

1.1 "Affiliate" shall mean any business entity which controls the Employer or is controlled by or is under common control with the Employer.

1.2 "Agreement" shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.3 "Area" shall mean any county in which the Bank maintains an office or has pending an application for regulatory approval to open an office.

1.4 "Average Monthly Compensation" shall mean the quotient determined by dividing the sum of the Executive's then current Base Salary (as defined in Section 4.1 hereof) and the greater of the most recently paid Non-Equity Incentive Compensation (as defined in Section 4.2 hereof) or the average of Non-Equity Incentive Compensation paid over the three most recent years by twelve.

1.5 "Board of Directors" shall mean either or each Employer's Board of Directors, as applicable and as the context requires.

1.6 "Business of the Employer" shall mean the business conducted by the Employer and its Affiliates, which is the business of banking, including the solicitation of time and demand deposits and the making of residential, consumer, commercial and corporate loans.

1.7 "Cause" shall mean termination of employment because of, in the good faith determination of the Employer, the Executive's:

(i) material act of dishonesty or fraud in performing the Executive's duties on behalf of the Bank or the Company;
(ii) willful misconduct that in the judgment of the Board of Directors will likely cause economic damage to the Employer or injury to the business reputation of the Employer;
(iii) incompetence (in determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the banking industry);
(iv) breach of fiduciary duty involving personal profit;
(v) intentional failure to perform stated duties under this Agreement after written notice thereof from the Board of Directors;
(vi) willful violation of any law, rule or regulation (other than traffic violations or similar offenses which results only in a fine or other non-custodial penalty) that reflects adversely on the reputation of the Employer, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or any violation of the policies and procedures of the Employer as outlined in the Employer's employee handbook, which would result in termination of employees, as from time to time amended and incorporated herein by reference; or
(vii) material breach by the Executive of any provision of this Agreement.
Notwithstanding the foregoing, Cause shall not be deemed to exist unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors the Executive was guilty of conduct described above and specifying the particulars thereof.  Prior to holding a meeting at which the Board of Directors is to make a final determination whether Cause exists, if the Board of Directors determines in good faith at a meeting of the Board of Directors, by not less than a majority of its entire membership, that there is probable cause for it to find that the Executive was guilty of conduct constituting Cause as described above, the Board of Directors may suspend the Executive from the Executive's duties hereunder for a reasonable period of time not to exceed fourteen (14) days pending a further meeting  at which the Executive shall be given the opportunity to be heard before the Board of Directors.  Upon a finding of Cause, the Board of Directors shall deliver to the Executive a notice of termination, as provided for in Section 11 hereof.
1.8 "Change in Control" means any one of the following events occurring after the Effective Date:

(1) Any one person or more than one person acting as a group acquires ownership of the stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

(2) A change in the effective control of the Bank or the Company occurs on either of the following dates: The date any one person or more than one person acting as a group acquires, either in a single transaction or series of transactions occurring within a twelve (12) month period, ownership of the stock possessing thirty percent (30%) of the total voting power of the stock of the Company or the date a majority of the members of the Board of Directors (of either the Bank or the Company) is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of appointment or election; or

(3) A change in the ownership of a substantial portion of the Bank's or the Company's assets occurs on the date that any one person, or more than one person acting as a group, acquires assets of the Bank or the Company that has a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all assets of the Bank or the Company immediately before such acquisition or acquisitions over a twelve (12) month period.

Notwithstanding the foregoing, in no event shall a Change in Control, as defined hereunder, include any second-step conversion of Community First Bancshares, MHC, the mutual holding company parent of the Company.

1.9 "Confidential Information" means data and information relating to the Business of the Employer and its Affiliates (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive's relationship to the Employer and which has value to the Employer and is not generally known to its competitors. Without limiting the foregoing, Confidential Information shall include:

(a) Trade Secrets;

(b) the names, addresses and banking requirements of the customers of the Employer and its Affiliates and the nature and amount of business done with such customers;

(c) the names and addresses of employees and other business contacts of the Employer and its Affiliates;

(d) the particular names, methods and procedures utilized by the Employer and its Affiliates in the conduct and advertising of its business;

(e) application, operating system, communication and other computer software and derivatives thereof, including, without limitation, sources and object codes, flow charts, coding sheets, routines, sub-routing and related documentation and manuals of the Employer and its Affiliates; and

(f) marketing techniques, purchasing information, pricing policies, loan policies, quoting procedures, financial information, customer data and other materials or information relating to the Employer's and its Affiliates' manner of doing business.

Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.10	"Employer Information" means Confidential Information and Trade Secrets.

1.11	"Good Reason" shall mean:

(a) a material diminution in the powers, responsibilities, duties or Base Salary of the Executive by the Employer, which condition remains uncured after the expiration of thirty (30) days following the delivery of written notice of the condition to the Employer by the Executive;

(b) the failure of the Board of Directors to maintain the Executive's appointment to the offices of President and Chief Executive Officer of the Employer; or

(c) a relocation of the Executive's principal office of employment by more than fifty (50) miles; or

(d) a material breach of the terms of this Agreement by the Employer, which breach remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Employer by the Executive.

The Executive must provide written notice to the Employer of the existence of a condition described in subsections (a), (b), (c) or (d) within 90 days of the initial existence of the condition and the Employer shall have 30 days to remedy the condition before the Employer is required to pay severance under Section 3 or Section 4, as applicable.

1.12 "Permanent Disability" shall mean a condition for which benefits would be payable under any long-term disability coverage (without regard to the application of any elimination period requirement) then provided to the Executive by the Employer or, if no such coverage is then being provided, the inability of the Executive to perform the material aspects of the Executive's duties under this Agreement for a period of at least one hundred eighty (180) consecutive days as certified by a physician chosen by the Executive and reasonably acceptable to the Employer. Notwithstanding the provisions in this Section 1.12, Permanent Disability for purposes of this Agreement must also be a disability within the meaning of Code Section 409A(a)(2)(A)(ii) and 409A(a)(2)(C) and Treas. Reg. Section 1.409A-3(a)(2).

1.13 "Term" shall mean that period of time set forth in Section 3.1.

1.14 "Trade Secrets" means information, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.	Duties.

2.1 The Executive is employed as President and Chief Executive Officer of the Employer, subject to the direction of the Board of Directors or its designee(s). The Executive shall perform and discharge well and faithfully the authority, duties and responsibilities which may be assigned to the Executive from time to time by the Board of Directors in connection with the conduct of the Business of the Employer; provided, however, that in making its assignments, the Board of Directors shall assign only such authority, duties and responsibilities assigned to the Executive from time to time as are, in the aggregate, consistent with the duties and responsibilities as would be customarily assigned to a person occupying the position(s) held by the Executive pursuant to the terms of this Agreement.

2.2 In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.1 hereof, the Executive shall:

(a) devote substantially all of the Executive's time, energy and skill during regular business hours to the performance of the duties of the Executive's employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b) diligently follow and implement all reasonable and lawful management policies and decisions communicated by the Board of Directors, which is consistent with this Agreement; and

(c) timely prepare and forward to the Board of Directors all reports and accounting as may be requested of the Executive.

2.3 The Executive shall devote the Executive's entire business time, attention and energies to the business of the Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Executive from:

(a) managing the Executive's personal assets and investing the Executive's personal assets in businesses, which (subject to clause (b) below) are not in competition with the Business of the Employer and which will not require any services on the part of the Executive in their operation or affairs and in which the Executive's participation is solely that of an investor;

(b) purchasing securities or other interests in any entity provided that such purchase shall not result in the Executive's collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer;

(c) serving on the board of directors of other organizations (including those organizations with which the Executive serves as of the Effective Date) so long as such service does not materially interfere with the performance of the Executive's duties under this Agreement and are not in competition with the Business of the Employer or result in the violation of any listing standard of any securities exchange on which the securities of the Company are traded or listed for trading; and

(d) participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching or serving on the board of directors of an entity; provided that the Chairman of the Board of Directors or its designee approves in writing of the Executive joining such entity as a member of its board of directors prior to the Executive joining such board of directors.

3.	Term and Termination.

3.1.1 Term and Annual Renewal.  The initial term of this Agreement shall begin as of the Effective Date and shall continue for thirty-six (36) months.  Commencing on the first anniversary date of the Effective Date (the "Anniversary Date") and continuing on each Anniversary Date thereafter, the term of this Agreement shall renew for an additional year so that the remaining term of this Agreement is thirty-six (36) months; provided, however, that the disinterested members of the Boards of Directors must take the following actions within the time frames set forth below prior to each Anniversary Date: (1) at least 30 days prior to each Anniversary Date, conduct or review a comprehensive performance evaluation of the Executive for purposes of determining whether to extend this Agreement; and (2) affirmatively approve the renewal or non-renewal of this Agreement, which decision shall be included in the minutes of the meeting of the Board of Directors.  If the decision of the disinterested members of the Board of Directors is not to renew this Agreement, then the Board of Directors shall provide the Executive with a written notice of non-renewal (the "Non-Renewal Notice") prior to any Anniversary Date, and the term of this Agreement shall terminate at the end of the then remaining term.  Reference herein to the term of this Agreement shall refer to both the initial term and any extended terms.

3.1.2 Change in Control.  Notwithstanding the foregoing, in the event the Bank or the Company has entered into an agreement to effect a transaction that would be considered a Change in Control, the term of this Agreement shall be extended automatically so that it is scheduled to expire no less than three (3) years beyond the effective date of the Change in Control, subject to extensions as set forth above.

3.1.3 Continued Employment Following Expiration of Term.  Nothing in this Agreement shall mandate or prohibit a continuation of the Executive's employment following the expiration of the term of this Agreement.

3.2 Termination. During the Term, the employment of the Executive under this Agreement may be terminated only as follows:

3.2.1 By the Employer:

(a) For Cause, following approval of such action by the Board of Directors and upon written notice to the Executive subject to compliance with Section 1.7 hereof, if applicable, in which event the Employer shall have no further obligation to the Executive except for the payment of any amounts earned and unpaid and any vested benefits as of the effective date of termination; or

(b) Without Cause at any time, following approval of such action by the Board of Directors, in which event the Employer shall be required to meet its obligations to the Executive under Section 3.3.1 below.

3.2.2 By the Executive:

(a) For Good Reason, in which event the Employer shall be required to meet its obligations to the Executive under Section 3.3.1 below; or

(b) Without Good Reason, provided that the Executive shall give the Employer sixty (60) days' prior written notice of the Executive's intent to terminate, in which event the Employer shall have no further obligation to the Executive except for payment of any amounts earned and unpaid and any vested benefits as of the effective date of the termination.

3.2.3 At any time upon mutual, written agreement of the parties, in which event the Employer shall have no further obligation to the Executive except for the payment of any amounts earned and unpaid and any vested benefits as of the effective date of the termination.

3.2.4 Notwithstanding anything in this Agreement to the contrary, the Term shall expire automatically upon the Executive's death or Permanent Disability, and if the reason for termination is the Executive's death, the Employer shall have no further obligation to the Executive except for the payment of any amounts earned and unpaid and any vested benefits as of the effective date of termination and, if the reason for termination is the Executive's Permanent Disability, the Employer shall pay to the Executive an amount equal to the Average Monthly Compensation for each full month following such termination until the earlier of the month prior to the month for which the Executive's long-term disability benefits become payable (and including such month) or six (6) full months commencing with the month following the month in which the date of termination occurs.

3.3 Termination Payments.

3.3.1 In the event the Executive's employment is terminated under this Agreement prior to the expiration of the Term pursuant to Section 3.2.1(b) or Section 3.2.2(a), then subject to the requirements of Section 3.3.2, the Employer shall pay to the Executive, as severance pay and liquidated damages, the equivalent of the greater of (i) the current Base Salary, or (ii) the Average Monthly Compensation, that would have been paid to the Executive for the remaining term of this Agreement.  The payment will be made in cash in a lump sum within five (5) days of the Executive's termination. In addition, from the effective date of the termination pursuant to Section 3.2.1(b) or Section 3.2.2(a), the Employer shall pay monthly, by the fifth of each month, an amount, subject to applicable tax withholding, equal to what would be the Executive's cost of COBRA health continuation coverage for the Executive and eligible dependents for the greater of twelve (12) months or the period during which the Executive and those eligible dependents are entitled to COBRA health continuation coverage from the Employer.  The Executive shall also be entitled to any amount earned and unpaid and any vested benefits as of the effective date of termination.

3.3.2 Payments under this Section 3.3 above are conditioned upon the Executive entering into a Release and Separation Agreement in the form attached hereto as Exhibit A and shall be paid as a lump sum or commence (for non-lump sum payments) on the next payroll date following the sixtieth (60th) day after the date of the Executive's date of termination of employment with any accrued but unpaid severance being paid on the date of the first payment; provided that the Executive's Release and Separation Agreement is effective at such time (signed, returned and the revocation period has expired).

3.4 Effect on Status as a Director.  In the event of the Executive's termination of employment under this Agreement for any reason, such termination shall also constitute the Executive's resignation as a director of the Bank or the Company, or any subsidiary or affiliate thereof, to the extent the Executive is acting as a director of any of the aforementioned entities.

4.            Compensation.

The Executive shall receive the following salary and benefits during the Term:

4.1 Base Salary. The Executive shall be compensated at a base rate of Two Hundred and Thirty Thousand Dollars ($230,000.00) per year, which may be increased from time to time in accordance with the immediately succeeding sentence ("Base Salary"). The Executive's salary shall be reviewed annually, and the Executive shall be entitled to receive annually an increase in such amount, if any, as may be determined by the Employer based upon the performance of the Executive and the Employer and its compliance with regulatory standards.  Any increase in Base Salary shall become the new Base Salary under this Agreement. Base Salary may not be decreased other than a decrease that is applicable to all senior officers of the Employer and in a percentage not in excess of the percentage decrease for other senior officers.  Such salary shall be payable in accordance with the Employer's normal payroll practices.

4.2 Incentive Compensation. During the Term and in addition to the aforesaid Base Salary, the Executive shall be entitled to such additional non-equity incentive compensation as may be awarded from time to time, in its discretion, by the Board of Directors ("Non-Equity Incentive Compensation"). It is understood that any Non-Equity Incentive Compensation to be awarded to the Executive may be based on the attainment by the Employer of certain performance goals established by the Board of Directors in consultation with the Executive relating to factors, including but not limited to, asset quality, profitability and growth. Notwithstanding anything contained in this Agreement to the contrary, any increase to the Executive's Base Salary and any Non-Equity Incentive Compensation paid to the Executive shall be (i) in compliance with regulations, pronouncements, directives, or order issued or promulgated by any governing regulatory agency and with any agreement by and between the Employer and such regulatory agencies, (ii) consistent with the safe and sound operation of the Employer, (iii) closely monitored by the Board of Directors, and (iv) comparable to such compensation paid to persons of similar responsibilities and duties in other insured institutions of similar size, in similar locations, and under similar circumstances including financial condition and profitability.

4.3 Equity Compensation. The Executive may participate in any Employer equity incentive program and be eligible for the grant of stock options, restricted stock, and other awards thereunder or under any similar plan adopted by the Employer. Any options or similar awards shall be reflected by a separate written award and issued to the Executive.

4.4 Benefits. In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time for senior executives of the Employer similarly situated to the Executive. All such benefits shall be awarded and administered in accordance with the Employer's standard policies and practices. Such benefits may include, by way of example only, profit sharing plans, retirement or investment funds, dental, health and life insurance benefits and such other benefits as the Employer deems appropriate.  The Employer shall be responsible for paying all costs of the Employee's health, vision, and dental care insurance, including any costs for the same insurance for the Employee's spouse or partner.

4.5 Reimbursement of Expenses; Provision of Business Development Expenses.  The Employer shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in the performance of his obligations and duties under this Agreement, as provided in the applicable policies of the Employer, as currently adopted or as may be adopted in the future by the Board of Directors. In addition to the foregoing, the Employer believes that its best interests will be more fully served if the Executive maintains active membership in or joins appropriate business or social clubs and other professional associations. Accordingly, upon prior approval of the Board of Directors, the Employer shall also reimburse the Executive for the dues and business-related expenditures associated with the Executive's membership(s) in such appropriate business or social clubs and such other professional organizations which, in the sole discretion of the Employer, are commensurate with the Executive's position. The Employer shall also reimburse reasonable expenditures associated with the Executive's continuing professional education, as well as for the reasonable expenditures of the Executive's spouse or partner to attend as appropriate, with expenditures for any calendar year in excess of $5,000 approved by the Board of Directors, with such $5,000 annual dollar limit to be reviewed not less frequently than annually by the Board of Directors.

4.6 Provision of Automobile. The Employer has and shall continue to provide the Executive with an automobile, plus the cost of related insurance, maintenance and fuel expenses. Such automobile allowance shall be subject to the Employer's policies related thereto as may be adopted from time to time. Notwithstanding any other provision in this Agreement, upon the Executive's termination of employment for any reason, the Employer shall transfer title of the automobile to the Executive for no additional cost.

4.7 Vacation. On a non-cumulative basis, the Executive shall be entitled to a number of vacation hours per calendar year as may be available from time to time for senior executives of the Employer similarly situated to the Executive, during which the Executive's compensation shall be paid in full. Such paid time off shall be subject to the Employer's policies related thereto as may be adopted from time to time.

4.8 Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income tax, FICA and other withholding requirements.

4.9 Change in Control. In the event of the Executive's termination of employment without Cause or with Good Reason during the Term upon or following a Change in Control, the  Employer (or its successor) shall pay to the Executive an amount equal to the product of three (3) multiplied by the Executive's average annual Base Salary, bonus and profit sharing paid by the Employer to the Executive, (the "Benefit") as measured over the preceding three full fiscal years prior to the Change in Control (or the average annualized Base Salary and bonus paid to the Executive for such shorter period as the Executive has been employed by the Employer), but not less than his current Base Salary annualized plus bonus and profit sharing paid to the Executive in the prior calendar year immediately preceding such Change in Control. The Benefit shall be paid in cash in a lump sum within five (5) days following the effective date of the Executive's termination of employment. The Employer shall be entitled to withhold appropriate employment and income taxes, if required by applicable law, should the Benefit become payable.

The Executive shall be entitled to and the Employer shall pay to the Executive the Benefit set forth above if, during the Term, there is a Proposed Transaction and the Executive's employment is thereafter terminated by the Employer or its subsidiary other than for Cause or terminates for Good Reason, and the Proposed Transaction is consummated within one (1) year after the date of termination of the Executive's employment, then a Change in Control shall be deemed to have occurred during the Term and the termination of the Executive's employment shall be deemed to have occurred following a Change in Control. For the purposes of this Section 4.9, a "Proposed Transaction" shall mean a public announcement of a proposal for a transaction that, if consummated, would constitute a Change in Control.

5.	Employer Information.

5.1 Ownership of Information. All Employer Information received or developed by the Executive while employed by the Employer will remain the sole and exclusive property of the Employer.

5.2 Obligations of the Executive. The Executive agrees (a) to hold Employer Information in strictest confidence, and (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments thereof and may in no event take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret. In the event that the Executive is required by law to disclose any Employer Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Executive becomes aware that such disclosure has been requested and is required by law. This Section 5 shall survive for a period of twelve (12) months following termination of this Agreement with respect to Confidential Information, and shall survive termination of this Agreement for so long as is permitted by the then-current Georgia Trade Secrets Act of 1990, O.C.G.A. §§ 10-1-760 to -767, with respect to Trade Secrets. Anything herein to the contrary notwithstanding, the Executive shall not be restricted from reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and the Executive shall not need the prior authorization of the Employer to make any such reports or disclosures and shall not be required to notify the Employer that he has made such reports or disclosures.

5.3 Delivery upon Request or Termination. Upon request by the Employer, and in any event upon termination of the Executive's employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including without limitation all Employer Information then in the Executive's possession or control.

6.	Non-Competition.

The Executive agrees that during his employment by the Employer hereunder and, in the event of his termination other than by the Employer with or without Cause pursuant to Sections 3.2.1(a) or 3.2.1(b), or by the Executive for Good Reason pursuant to Section 3.2.2(a), for a period of twenty-four (24) months thereafter, the Executive will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on his own behalf or in the service or on behalf of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer, engage in any business which is the same as or essentially the same as the Business of the Employer. Notwithstanding the foregoing, the Employer agrees that the Executive may own up to 5% of the voting shares of any financial institution engaged in the Business of the Employer in the Area.  Notwithstanding the foregoing, this provision shall not apply following a Change in Control.  Nor shall this provision apply if the Board of Directors provides the Executive with a Non-Renewal Notice pursuant to Section 3.1.1 and the Executive subsequently terminates his employment with the Employer following the expiration of the tern of this Agreement.

7. Non-Solicitation of Customers.

The Executive agrees that during the Executive's employment by the Employer hereunder and, in the event of the Executive's termination other than by the Employer with or without Cause pursuant to Sections 3.2.1(a) or  3.2.1(b), or by the Executive for Good Reason pursuant to Section 3.2.2(a), for a period of twenty-four (24) months thereafter, the Executive will not (except on behalf of or with the prior written consent of the Employer), on the Executive's own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the Employer's or its Affiliate's customers, including actively sought prospective customers, with whom the Executive has or had material contact during the last twelve (12) months of the Executive's employment, for purposes of providing products or services that are competitive with those provided by the Employer or its Affiliates.  Notwithstanding the foregoing, this provision shall not apply following a Change in Control.

8. Non-Solicitation of Employees.

The Executive agrees that during the Executive's employment by the Employer hereunder and, in the event of the Executive's termination other than by the Employer with or without Cause pursuant to Sections 3.2.1(a) or  3.2.1(b), or by the Executive for Good Reason pursuant to Section 3.2.2(a), for a period of twenty-four (24) months thereafter, the Executive will not on the Executive's own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of the Employer or its Affiliates, whether or not such employee is a full-time employee or a temporary employee of the Employer or its Affiliates and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will. Notwithstanding the foregoing, this provision shall not apply following a Change in Control.

9. Remedies.

The Executive agrees that the covenants contained in Sections 5 through 8 hereof are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer; and that irreparable loss and damage will be suffered by the Employer should he breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Employer and the Executive agree that all remedies available to the Employer or the Executive, as applicable, shall be cumulative. In addition, in the event the Executive fails to comply with any of the covenants contained in Section 5 hereof and such failure shall not be cured to the reasonable satisfaction of the Employer within thirty (30) days after receipt of written notice thereof from the Employer, the Employer shall thereupon be relieved of liability for all obligations then remaining under Section 3.3 hereof.

10. Severability.

The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11. Notice.

All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(a)	If to the Employer, to the Employer at:

Newton Federal Bank
Attn: Chairman of the Board
8460 Dr. ML King Ave.
Covington, GA 30014

(b)      If to the Executive, addressed to the most recent address of the Executive set forth in the personnel records of the Employer.

12. Assignment.

The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer, as applicable, including without limitation, a purchaser of all or substantially all the assets of the Employer.  If the Agreement is assigned pursuant to the foregoing sentence, the assignment shall be by novation and the Employer shall have no further liability hereunder, and the successor or assign, as applicable, shall become the "Employer" hereunder. No party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other parties hereto.

13. Waiver.

A waiver by the Employer of any breach of this Agreement by the Executive shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

14. Arbitration.

Except for any claim for injunctive relief, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, which shall be conducted by a three-person arbitration panel, one of whom shall be selected by each party and the third of whom shall be selected jointly upon mutual agreement of both parties. The place of arbitration shall be Fulton County, Georgia and the Employer and the Executive agree that they will seek to enforce any arbitration award in the Superior Court of Fulton County. The decision of the arbitration panel shall be final and binding upon the parties and judgment upon the award rendered by the arbitration panel may be entered by any court having jurisdiction. The Employer agrees to pay the fees and expenses associated with the arbitration proceedings.

15. Attorneys' Fees.

With respect to arbitration of disputes and if litigation ensues between the parties concerning the enforcement of an arbitration award, each party shall pay its own fees, costs and expenses; provided, however, the Employer shall advance to the Executive reasonable fees, costs and expenses incurred by the Executive in preparing for and in initiating or defending against any proceeding or suit brought to enforce rights or obligations set forth in this Agreement. Such advances shall be made within thirty (30) days after receiving copies of invoices presented by the Executive for such fees, costs and expenses. The Executive shall have the obligation to reimburse the Employer within sixty (60) days following the final disposition of the matter (including appeals) to the full extent of the aggregate advances unless the panel of arbitrators or court, as the case may be, has ruled in favor of the Executive on the merits of the substantive issues in dispute.

16. Applicable Law.

This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. The parties agree that the Superior Court of Fulton County, Georgia, shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

17. Interpretation.

Words importing any gender include all genders. Words importing the singular form shall include the plural, and vice versa. The terms "herein," "hereunder," "hereby," "hereto," "hereof" and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

18. Entire Agreement.

This Agreement embodies the entire and final agreement of the parties on the subject matter stated in the Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by all parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

19. Rights of Third Parties.

Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

20. Survival.

The obligations of the Employer pursuant to Sections 3.2.4 and 3.3 and the obligations of the Executive pursuant to Sections 5, 6, 7 and 8 shall survive the termination of the employment of the Executive hereunder for the period designated under each of those respective sections.

21. Compliance with Regulatory Restrictions.

 (a) The Bank may terminate the Executive's employment at any time, but any termination by the Board of Directors other than termination for Cause shall not prejudice the Executive's right to compensation or other benefits under this Agreement.  The Executive shall have no right to receive compensation or other benefits for any period after termination for Cause.
(b) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) [12 USC §1818(e)(3)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act (the "FDI Act"), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
(c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) [12 USC §1818(e)(4)] or 8(g)(1) [12 USC §1818(g)(1)] of the FDI Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.
(d) If the Bank is in default as defined in Section 3(x)(1) [12 USC §1813(x)(1)] of the FDI Act, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.
(e) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by the Director of the OCC or his or her designee, at the time the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) [12 USC §1823(c)] of the FDI Act; or (ii) by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

(f) Notwithstanding anything herein contained to the contrary, any payments to the Executive, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDI Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.
22. Section 409A of the Code.

For purposes of compliance with Code Section 409A:

(a) It is intended that this Agreement shall comply with the provisions of Code Section 409A and the Treasury regulations relating thereto, or an exemption to Code Section 409A. Any payments that qualify for the "short-term deferral" exception shall be considered as paid first, then any payments that qualify for the separation pay plan exception shall be considered as paid next, then payments that qualify for any other exception under Section Code 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the deferral election rules and the exclusion for certain short-term deferral amounts under Code Section 409A. All payments to be made upon a termination of employment under this Agreement that constitute non-qualified deferred compensation may only be made upon a "separation from service" under Section Code 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. To the extent permitted under Code Section 409A or any Internal Revenue Service ("IRS") or Treasury rules or other guidance issued thereunder, the Employer may, in consultation with the Executive, modify the Agreement in order to cause the provisions of the Agreement to comply with the requirements of Code Section 409A, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Code Section 409A.

(b) Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive's lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in- kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) Notwithstanding any other provision of this Agreement to the contrary and if applicable, if the Executive is considered a "specified  employee" for purposes of Code Section 409A (as determined in accordance with the methodology established by the Employer as in effect on the date of separation from service), (i) any payment or other benefit that constitutes nonqualified deferred compensation within the meaning of Code Section 409A that is otherwise due to the Executive under this Agreement during the six-month period following his separation from service (as determined in accordance with Code Section 409A) on account of his separation from service shall be accumulated and paid to the Executive on the first business day of the seventh month following his separation from service (the "Delayed Payment Date"). If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Code Section 409A shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 days after the date of the Executive's death.

[SIGN-ATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have hereunto executed this Agreement in accordance with the provisions hereof.

Executed this 4th day of September, 2018.

/s/ Johnny S. Smith
JOHNNY S. SMITH

Executed this 4th day of September, 2018.

/s/ William D. Fortson, Jr.
COMMUNITY FIRST BANCSHARES, INC.
By: William D. Fortson, Jr. Title: Chairman

Executed this 4th day of September, 2018.

/s/ William D. Fortson, Jr.
NEWTON FEDERAL BANK
By: William D. Fortson, Jr. Title: Chairman

EXHIBIT A

RELEASE AND SEPARATION AGREEMENT

PLEASE READ CAREFULLY
This Release and Separation Agreement (this "Agreement") is made and entered into by and between [INSERT NAME] ("Executive"), Community First Bancshares, Inc. (the "Company"), and Newton Federal Bank (the "Bank"), as well as any affiliated or related entities, subsidiaries, or divisions, and the shareholders, directors, officers, Executives, and agents thereof (collectively referred to as the "Employer").
THE PARTIES acknowledge the following:
WHEREAS, Executive's employment was terminated by the Employer effective as of [INSERT DATE] (the "Termination Date"); and
WHEREAS, Executive desires to receive severance benefits provided pursuant to this Agreement, and the Employer is willing to provide these benefits to Executive on the condition that Executive enters into this Agreement.
THEREFORE, in consideration of the mutual agreements and promises set forth within this Agreement, the receipt and sufficiency of which are hereby acknowledged, Executive and Employer agree as follows:
1. Severance Benefits. In consideration for the Executive's promises as set forth herein, the Employer shall pay Executive the following severance benefits:
a. An amount equal to $[INSERT AMOUNT], less applicable deductions and withholdings, which shall be paid in equal monthly for a period of twelve (12) months. This severance payment will be made on the next payroll date following the sixtieth (60th) day after the date of Executive's date of termination of employment, provided Executive has executed and not revoked this Agreement.
b. [INSERT OTHER SEVERANCE AMOUNTS AS APPLICABLE]
2. Prior Wages, Salary, and Expenses. Executive acknowledges that on or about [INSERT DATE] he or she received his or her final salary payment of $[INSERT AMOUNT] plus any unused accrued vacation, less applicable deductions and withholdings.
3. Release. Executive hereby releases, acquits, and forever discharges the Employer, its parent companies, subsidiaries, divisions, affiliates and controlling persons (if any), their officers, directors, board members, Executives, representatives, attorneys, personal representatives, affiliated or unaffiliated benefit plans, third-party administrators, any and all of their successors and assigns, and all persons acting by, through, under, or in concert with any of them (collectively the "Employer") from any and all actions, causes of action, claims, demands, losses, claims for attorneys' fees, claims for severance of any kind or origin and all other forms of civil damages, occurrences, and liabilities of any kind whatsoever, both known or unknown, arising out of any matter, happening, or thing, from the beginning of time to the date of this Agreement is signed by Executive, specifically including, but not limited to, any and all liability arising from, including amendments to and anti-retaliation provisions deriving from, the following:

•	Local, state, or federal common law, statute, regulation, or ordinance;
•	Title VII of the Civil Rights Act of 1964;
•	Section 1981 of the Civil Rights Act of 1866;
•	the Age Discrimination in Employment Act of 1967;
•	the Americans with Disabilities Act of 1990;
•	the Family and Medical Leave Act;
•	the Employee Retirement Income Security Act of 1974;
•	the Health Insurance Portability and Accountability Act;
•	the Occupational and Safety Health Act;
•	the Equal Pay Act;
•	the Uniformed Services Employment and Re-employment Act of 1994;
•	Executive Orders 11246 and 11141;
•	the Worker Adjustment and Retraining Notification Act;
•	the Rehabilitation Act of 1973;
•	the Medicare, Medicaid and SCHIP Extension Act of 2007;
•	state workers' compensation laws;
•	state non-discrimination and/or human affairs laws;
•	state payment of wages laws, acts or regulations;
•	Executive's employment relationship and/or affiliation with the Employer.

This release also includes a release of any claims for wrongful termination, breach of express or implied contract, intentional or negligent infliction of emotional distress, libel slander, as well as any other claims, whether in tort, contract or equity, under federal or state statutory or common law.
Without waiving any prospective or retrospective rights under the Fair Labor Standards Act ("FLSA"), Executive admits that he or she has received from the Employer all rights and benefits, if any, potentially due to him or her pursuant to the FLSA. Executive states that he or she is aware of no facts (including any injuries or illnesses) which might lead to his or her filing of a workers' compensation claim against the Employer. It is the parties' intent to release all claims which can legally be released but no more than that.
4. Covenant Not to Sue. Executive represents that he or she has no claims pending or filed with any local, state or federal agency (including the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, and any comparable state or local administrative agency) or court against the Employer as of the date this Agreement was signed by Executive. Executive further agrees that he or she will not file or participate in any lawsuit against the Employer arising out of or in connection with the employment relationship previously existing between them or the termination of that relationship other than one based upon the Employer's alleged violation of this Agreement. The foregoing shall be construed as a covenant not to sue. This Agreement may be introduced as evidence at any legal proceeding as a complete defense to any claims existing as of the date of this Agreement ever asserted by Executive against the Employer.
5. Discrimination Charges; ADEA Challenges to this Agreement. Nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Executive's otherwise lawful ability to bring an administrative charge with, to participate in an investigation conducted by, or to participate in a proceeding involving the U.S. Equal Employment Opportunity Commission or other comparable state or local administrative agency. However, Executive specifically agrees that the consideration provided to him or her in this Agreement represents full and complete satisfaction of any monetary relief or award that could be sought or awarded to Executive in any administrative action (including any proceedings before the U.S. Equal Employment Opportunity Commission or any comparable state or local agency) arising from events related to his or her employment with the Employer or the termination thereof. Additionally, nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Executive's ability to challenge this Agreement's compliance with notice and other requirements of the Age Discrimination in Employment Act ("ADEA").

6. No Prior Assignment. Executive further warrants and covenants, recognizing that the truth of this warranty and covenant is material to the above consideration having passed, that he or she has not assigned, transferred or conveyed at any time to any individual or entity any alleged rights, claims or causes of action against the Employer.
7. Medicare Benefits. Executive affirms, covenants, and warrants he or she is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time of payment pursuant to this Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if Executive is a Medicare beneficiary, etc.), the following sentences (i.e., the remaining sentences of this paragraph) apply: Executive affirms, covenants, and warrants he or she has made no claim against, nor is he or she aware of any facts supporting any claim against, the Employer under which it could be liable for medical expenses incurred by the Executive before or after the execution of this Agreement. Furthermore, Executive is aware of no medical expenses which Medicare has paid and for which the Employer is or could be liable. Executive agrees and affirms that, to the best of his or her knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Executive will indemnify, defend, and hold the Employer harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys' fees, and Executive further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.
8. Performance. The Employer's obligation to perform under this Agreement is conditioned upon Executive's agreements and promises to the Employer as set forth herein. In the event Executive breaches any such agreements or promises or causes any such agreements or promises to be breached, the Employer's obligations to perform under this Agreement shall automatically terminate and the Employer shall have no further obligation to Executive. Further, the Employer shall be entitled to seek, at its option, the return of all but $100.00 of the severance benefits paid to Executive pursuant to this Agreement.
9. Employer Information, Non-Solicitation of Customers and Non-Solicitation of Employees. Executive agrees that he or she will comply with the obligations provided in Sections 5 through 7 of the Employment Agreement by and among Executive, Community First Bancshares, Inc., and Newton Federal Bank dated [] (the "Employment Agreement"), related to confidential information of the Employer, non-solicitation of customers and non-solicitation of Executives, for the terms stated in the Employment Agreement.
10. Disparagement. Executive agrees and covenants that he or she will not in any way do or say anything at any time which disparages or derogates the Employer, its business interests or reputation, or any of its individual directors, officers, Executives, or agents.

11. No Admission of Liability. Nothing in this Agreement (or the Agreement itself) shall operate or be interpreted as an admission of liability as to any of the claims, charges, actions and lawsuits released hereby. The Employer, and each of its individual directors, officers, Executives, agents and insurers, and their successors, individually and collectively, expressly denies any such liability.
12. Arbitration. Any party claiming any violation of this Agreement or seeking any remedy or relief in any way relating to or affecting this Agreement, or any payments or benefits granted by it, must serve a written notice upon the other party describing the alleged violation, identifying all relevant provisions of this Agreement, and demanding arbitration. The notice and request must be served within thirty (30) calendar days of the incident (or the first date on which the party with reasonable diligence should have become aware of it) giving rise to the alleged violation. Failure to observe these time limits and procedures will be deemed a waiver of all right to any relief or remedy.
Any dispute arising out of or relating to this Agreement shall be resolved by final and binding arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association and will be submitted to a National Academy arbitrator selected in accordance with such rules. In consideration of this agreement to submit such disputes to final and binding arbitration, the parties expressly waive the right to submit any dispute arising under this Agreement to any court or government agency, provided, however, that this shall not prevent Executive and the Employer from seeking injunctive relief in appropriate circumstances without first invoking and/or exhausting these procedures. The prevailing party (to be determined by the arbitrator) will be entitled to reimbursement of its reasonable costs and attorneys' fees from the other party in any such arbitration proceeding, and the losing party shall also be responsible for the arbitrator's and any separate arbitration and reporting fees.
Notwithstanding the above, Executive acknowledges and agrees that any violation of Section 9 of this Agreement will cause the Employer irreparable harm as to which there may be no adequate legal remedy and therefore the Employer shall be entitled to injunctive or other equitable relief in addition to any monetary damages deemed appropriate by the court, and that such action by the Employer shall not be subject to arbitration.
Executive further acknowledges and agrees that in the event of any violation of Section 9, the Employer shall cease to be obligated to provide any then-continuing benefit or payment to him or her under this Agreement and Executive further stipulates that the consideration as of then provided shall represent full and complete consideration for his or her obligations hereunder, including without limitation his or her full release of claims.
13. Final and Binding/Entire Agreement. This Agreement and the Employment Agreement sets forth the entire agreement between the parties and is intended to be final and binding upon them. It fully supersedes any and all prior agreements or understandings on the subjects addressed herein. This Agreement may only be amended by a written document signed by the parties or their duly authorized representatives which specifically states that it was intended as an amendment.
14. Notice. Any notice required or permitted to be given under this Agreement must be in writing and must be given in person or be sent by registered or certified mail to:

a)	Executive at the address he or she has designated for his or her personnel files or any subsequent address identified by Executive in writing; and

b)	Employer at: Attn: Chairman of the Board, 8460 Dr. ML King Ave., Covington, GA 30014
15. Controlling Law. This Agreement will be interpreted and enforced according to the laws of the State of Georgia, except to the extent governed by the laws of the United States of America in which case federal laws shall govern.
16. Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the Agreement shall remain in full force and effect and shall be in no way affected, impaired or invalidated.
17. Acknowledgements. Executive acknowledges that it is the mutual intent of the parties hereto that the full release contained in this Agreement fully complies with the Age Discrimination in Employment Act ("ADEA") and the Older Workers Benefit Protection Act ("OWBPA"). Accordingly, this Agreement requires, and Executive acknowledges and agrees that: 1) the consideration provided to Executive under this Agreement exceeds the nature and scope of any consideration to which Executive would otherwise have been legally entitled to receive absent execution of this Agreement; 2) execution of this Agreement and the full release herein, which specifically includes a waiver of any claims under the ADEA, is Executive's knowing and voluntary act; 3) Executive is hereby advised to consult with an attorney prior to executing this Agreement; 4) Executive has had at least twenty-one (21) calendar days within which to consider this Agreement and his/her signature on this Agreement prior to the expiration of this twenty-one (21) day period (should Executive choose not to take the full period offered) constitutes an irrevocable waiver of said period or its remainder; 5) in the event Executive signs this Agreement, Executive has another seven (7) calendar days to revoke it by delivering a written notice of revocation to the addressee identified in the Notice provision above (Section 14), and this Agreement does not become effective until the expiration of this seven (7) day period; 6) Executive has read and fully understands the terms of this Agreement; and 7) nothing contained in this Agreement purports to release any of Executive's rights or claims under the ADEA that may arise from acts occurring after the date of the execution of this Agreement. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period. To the extent that any provision of this Agreement is determined to be in violation of the OWBPA or ADEA, it should be severed or modified to comply with the OBWPA or ADEA, without affecting the validity or enforceability of any of the other terms or provisions of this Agreement.
18. Compliance with Code Section 409A. To the extent applicable, it is intended that the payment of benefits described in this Agreement comply with Section 409A of the Internal Revenue of 1986, as amended (the "Code"), and all guidance or regulations thereunder ("Section 409A"), including compliance with all applicable exemptions from Section 409A (e.g., the short-term deferral exception and the "two times" pay exemption applicable to severance payments). This Agreement will at all times be construed in a manner to comply with Section 409A and should any provision be found not in compliance with Section 409A, the Executive hereby agrees to any changes to the terms of this Agreement deemed necessary and required by legal counsel to bring the Agreement into compliance with Section 409A, including any applicable exemptions. The Executive irrevocably waives any objections he or she may have to any further changes that may be required by Section 409A. In no event will any payment that becomes payable pursuant to this Agreement that is considered "deferred compensation" within the meaning of Section 409A, if any, and does not satisfy any of the applicable exemptions under Section 409A, be accelerated or delayed in violation of Section 409A. For purposes of this Agreement, the benefits described in Section 1 of this Agreement shall not be paid or commence until the Executive incurs a "separation from service" as defined in Section 409A.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. YOU AGREE THAT YOU RECEIVED VALUABLE CONSIDERATION IN EXCHANGE FOR ENTERING INTO THIS AGREEMENT AND THAT THE EMPLOYER ADVISED YOU IN WRITING TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. YOU PROMISE THAT NO REPRESENTATIONS OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SET FORTH HEREIN, AND THAT YOU HAVE SIGNED THE SAME KNOWINGLY AND VOLUNTARILY.
YOU HAVE BEEN PROVIDED AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT AND WAIVE AND RELEASE ALL CLAIMS AND RIGHTS INCLUDING BUT NOT LIMITED TO THOSE ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. YOU SHALL HAVE SEVEN (7) DAYS WITHIN WHICH TO REVOKE THIS AGREEMENT AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THAT REVOCATION PERIOD HAS EXPIRED. ANY SUCH REVOCATION MUST BE IN WRITING AND RECEIVED BY THE EMPLOYER, IN ACCORDANCE WITH THE NOTICE PROVISIONS SET FORTH IN SECTION 14, PRIOR TO THE END OF THE REVOCATION PERIOD.
IN WITNESS WHEREOF, the parties have executed this Agreement:

Executed this __________ day of _________________, 20___.

______________________________________
[NAME OF EMPLOYEE]

Executed this __________ day of _________________, 20___.

______________________________________
COMMUNITY FIRST BANCSHARES, INC.

By: ___________________________________
Title: __________________________________

Executed this __________ day of _________________, 2018.

______________________________________
NEWTON FEDERAL BANK

By: ___________________________________
Title: __________________________________